Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)

System1, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid (1)	Equity	Class A Common Stock, par value $0.0001 per share	457 (o)	—	$—	$250,000,000	0.00015310	$38,275.00	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					250,000,000		$38,275.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$38,275.00

(1) There are being registered hereunder such indeterminate number of shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of System1, Inc. as shall have an aggregate initial offering price not to exceed $250,000,000. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of share splits, share dividends or similar transactions.